EXHIBIT 23.1
CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Extreme Networks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-165268, 333-112831, 333- 105767, 333-76798, 333-65636, 333-58634, 333-55644, 333-54278, 333-131705, and 333-83729) on Form S-8 of Extreme Networks, Inc. of our report dated August 22, 2012, with respect to the consolidated balance sheets of Extreme Networks, Inc. as of June 30, 2012 and July 3, 2011, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2012, which reports appear in the June 30, 2012 annual report on Form 10-K of Extreme Networks, Inc.

/s/ KPMG LLP

Santa Clara, California
August 22, 2012